Exhibit 99.1

ConforMIS Reports Fourth Quarter and the Year Ended 2017 Financial Results; Reiterates 2018 Financial Guidance
BILLERICA, Mass., February 7, 2018 (GLOBE NEWSWIRE) - ConforMIS, Inc. (NASDAQ:CFMS), a medical technology company that uses its proprietary iFit Image-to-Implant technology platform to develop, manufacture and sell joint replacement implants that are customized to fit each patient's unique anatomy, announced today financial results for the fourth quarter and the year ended December 31, 2017.
Q4 Summary

•	Total revenue of $20.8 million, down 4% year-over-year on a reported basis and 5% on a constant currency basis

•	Product revenue of $20.5 million, down 4% year-over-year on a reported basis and 5% on a constant currency basis

-	U.S. product revenue of $17.7 million, consistent year-over-year

-	Rest of World product revenue of $2.8 million, down 24% year-over-year on a reported basis and 29% year-over-year on a constant currency basis

•	Gross margin of 42%, an increase of 500 basis points year-over-year
2017 Summary

•	Total revenue of $78.1 million, down 2% year-over-year on a reported and constant currency basis

•	Product revenue of $77.1 million, down 2% year-over-year on a reported and constant currency basis

•	U.S. product revenue of $64.4 million, up 3% year-over-year

•	Rest of World product revenue of $12.7 million, down 23% year-over-year on a reported basis and 22% year-over-year on a constant currency basis
"As reported earlier, with our fourth quarter revenue of $20.8 million, we exceeded the high-end of our guidance,” said Mark Augusti, President and Chief Executive Officer of ConforMIS, Inc. “Importantly, our gross margin – which is a key imperative for us – increased to 42% for the quarter. This improvement exceeded our guidance, is consistent with our efforts throughout 2017 and we believe positions us well heading into 2018.”

	Three months ended December 31,		Increase/decrease
($, in thousands)	2017	2016	$ Change	% Change	% Change
				(as reported)	(constant currency)
United States	$17,679	$17,703	$(24)	0%	0%
Rest of world	2,820	3,732	(912)	-24%	-29%
Product revenue	20,499	21,435	(936)	-4%	-5%
Royalty revenue	252	238	14	6%	6%
Total revenue	$20,751	$21,673	$(922)	-4%	-5%

Fourth Quarter 2017 Financial Results
Total revenue for the three-month period ended December 31, 2017 decreased $0.9 million to $20.8 million, or 4% year-over-year on a reported basis and 5% on a constant currency basis. Total revenue in the fourth quarter of 2017 and 2016 includes royalty revenue of $0.3 and $0.2 million, respectively, related to patent license agreements.
Product revenue decreased $0.9 million to $20.5 million, or 4% year-over-year on a reported basis and 5% on constant currency basis. U.S. product revenue remained consistent at $17.7 million year-over-year, and Rest of World product revenue decreased $0.9 million to $2.8 million, or 24% year-over-year on a reported basis and 29% on a constant currency basis. Product revenue from sales of iTotal CR, iDuo and iUni decreased $2.0 million to $14.8 million, or 12% year-over-year on a reported basis and 13% on a constant currency basis. Product revenue from sales of iTotal PS increased $1.1 million to $5.7 million or 23% year-over-year on a reported and constant currency basis.
Total gross profit increased $0.7 million to $8.8 million, or 42% of revenue, in the fourth quarter of 2017, compared to $8.0 million, or 37% of revenue, in the fourth quarter of 2016. This 500 basis point increase in gross margin year-over-year was driven primarily by cost reductions as a result of vertical integration and manufacturing efficiencies.
Total operating expenses decreased $1.6 million to $20.4 million, or 7% year-over-year. This decrease in expenses was driven primarily by a reduction in general and administrative expense.
Net loss was $11.9 million, or $0.27 per basic share, in the fourth quarter of 2017, compared to a net loss of $15.7 million, or $0.37 per basic share, for the same period last year. Net loss per basic share calculations assume weighted-average basic shares outstanding of 43.8 million for the fourth quarter of 2017, compared to 42.1 million for the same period last year.

	Twelve months ended December 31		Increase/decrease
($, in thousands)	2017	2016	$ Change	% Change	% Change
				(as reported)	(constant currency)
United States	$64,390	$62,366	2,024	3%	3%
Rest of world	12,710	16,555	(3,845)	-23%	-22%
Product revenue	77,100	78,921	(1,821)	-2%	-2%
Royalty revenue	1,015	978	37	4%	4%
Total revenue	$78,115	$79,899	$(1,785)	-2%	-2%

Fiscal Year 2017 Financial Results
Total revenue for the twelve-month period ended December 31, 2017 decreased $1.8 million to $78.1 million, or 2% year-over-year on a reported and constant currency basis. Total revenue included royalty revenue of $1.0 million for the years ended 2017 and 2016 related to patent license agreements.
Product revenue decreased $1.8 million to $77.1 million, or 2% year-over-year on a reported and constant currency basis. U.S. product revenue increased $2.0 million to $64.4 million, or 3% year-over-year, and Rest of World product revenue decreased $3.8 million to $12.7 million, or 23% year-over-year on a reported basis and 22% on a constant currency basis. Product revenue from sales of iTotal CR, iDuo and iUni decreased $8.1 million to $56.4 million, or 13% year-over-year on a reported basis and 12% on a constant currency basis. Product revenue from sales of iTotal PS increased $6.3 million to $20.7 million, or 44% year-over-year on a reported and constant currency basis.
Total gross profit increased $2.1 million to $28.8 million, or 37% of revenue, in 2017 compared to $26.7 million, or 33% of revenue, in 2016.
Total operating expenses increased $1.8 million to $84.7 million, or 2% year-over-year.
Net loss was $53.6 million, or $1.24 per basic share, for 2017 compared to a net loss of $57.6 million, or $1.39 per basic share, for 2016. Net loss per basic share calculations assume weighted-average basic shares outstanding of 43.3 million for 2017, compared to 41.5 million for the same period last year.
As of December 31, 2017, the Company’s cash and cash equivalents and investments totaled $45.2 million, compared to $65.5 million last year, and our cash used (including cash equivalents and investments) for the quarter ended December 31, 2017 was $9.3 million.
On January 29, 2018, we closed our follow on public offering of Company common stock, in which the Company received $23 million in gross proceeds, or $21.6 million in net proceeds, before legal and accounting expenses, from the sale of 15,333,333 shares of the Company’s common stock. This included an offering of 13.3 million shares of stock plus the exercise by our underwriters of the full overallotment, or Greenshoe, of 2 million shares.

2018 Financial Guidance
For the full year 2018, the Company reiterates the financial guidance introduced in our press release on January 8, 2018. The Company expects total revenue in a range of $79.6 million to $83.6 million. The Company's 2018 revenue guidance assumes the following:

•	Product revenue in a range of $79 million to $83 million, representing year-over-year growth of 2% to 8% on a reported basis and 2% to 7% on a constant currency basis.

•	Royalty revenue of approximately $0.6 million related to ongoing patent license royalty payments.
For the full year 2018, the Company expects total gross margin in a range of 44% to 46%.
For the first quarter of 2018, the Company is also providing quarterly guidance of total revenue in a range of $19.1 million to $19.8 million, product revenue in a range of $19 million to $19.7 million and gross margin consistent with the fourth quarter of 2017.
“As I have mentioned previously, 2017 was a transition year for ConforMIS as we focused on improving our long-term growth and profitability profile,” said Mark Augusti. “We expect continued strength coming from our iTotal PS, which was fully launched in the first half of 2016, and we are focused on improving our commercial execution to drive better results in our base business going forward. We expect continued improvements in our gross margin in 2018. We also expect to continue to report out on our clinical and health economic data throughout 2018 and commence the limited launch of our ConforMIS Hip System in the back half of the year.”
Note on Non-GAAP Financial Measures

In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company provides certain information regarding the Company's financial results or projected financial results on a non-GAAP "constant currency basis." This information estimates the impact of changes in foreign currency rates on the translation of the Company's current or projected future period financial results as compared to the applicable comparable period. This impact is derived by taking the adjusted current or projected local currency results and translating them into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. It does not include any other effect of changes in foreign currency rates on the Company's results or business. Non-GAAP information is not a substitute for, and is not superior to, information presented on a GAAP basis.
Conference Call
As previously announced, ConforMIS will conduct a conference call and webcast today at 4:30 PM Eastern Time. Management will discuss financial results and strategic matters. To participate in the conference call, please call 877-809-6331 (or 615-247-0224 for international) and use conference ID number 4065099 or listen to the webcast in the investor relations section of the company's website at ir.conformis.com. The online archive of the webcast will be available on the company's website for 30 days.

About ConforMIS, Inc.
ConforMIS is a medical technology company that uses its proprietary iFit Image-to-Implant technology platform to develop, manufacture and sell joint replacement implants that are individually sized and shaped, or customized, to fit each patient's unique anatomy. ConforMIS offers a broad line of customized knee implants and pre-sterilized, single-use instruments delivered in a single package to the hospital. In clinical studies, ConforMIS iTotal CR demonstrated superior clinical outcomes, including better function and greater patient satisfaction, compared to traditional, off-the-shelf implants. ConforMIS owns or exclusively in-licenses approximately 420 issued patents and pending patent applications that cover customized implants and patient-specific instrumentation for all major joints.
For more information, visit www.conformis.com. To receive future releases in e-mail alerts, sign up at http://ir.conformis.com/.
Cautionary Statement Regarding Forward-Looking Statements
Statements in this press release about our future expectations, plans and prospects, including statements about the anticipated timing of our product launches, and our financial position and results, total revenue, product revenue, gross margin, operations, as well as other statements containing the words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "project," "should," "target," "will," or "would" and similar expressions, constitute forward-looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. We may not actually achieve the forecasts disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual financial results could differ materially from the projections disclosed in the forward-looking statements we make as a result of a variety of risks and uncertainties, including risks related to our estimates and expectations regarding our revenue, gross margin, expenses, revenue growth and other results of operations, and the other risks and uncertainties described in the "Risk Factors" sections of our public filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date hereof. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.

CONTACT:
Investor contact
Oksana Bradley
ir@conformis.com
(781) 374-5598

CONFORMIS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(unaudited)
(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016

Revenue
Product	$ 20,499	$ 21,435	$ 77,100	$ 78,921
Royalty	252	238	1,015	978
Total revenue	20,751	21,673	78,115	79,899
Cost of revenue	11,994	13,628	49,301	53,192
Gross profit	8,757	8,045	28,814	26,707

Operating expenses
Sales and marketing	9,856	10,023	38,788	41,086
Research and development	4,160	4,134	17,136	16,608
General and administrative	6,433	7,872	28,737	25,157
Total operating expenses	20,449	22,029	84,661	82,851
Loss from operations	(11,692)	(13,984)	(55,847)	(56,144)

Other income and expenses
Interest income	124	78	491	487
Interest expense	(722)	(34)	(2,119)	(138)
Foreign currency exchange transaction income (loss)	451	(1,764)	4,057	(1,607)
Other income (expense)	--	--	--	(123)
Total other expenses	(147)	(1,720)	2,429	(1,381)
Loss before income taxes	(11,839)	(15,704)	(53,418)	(57,525)
Income tax provision	19	36	162	63

Net loss	$ (11,858)	$ (15,740)	$ (53,580)	$ (57,588)

Net loss per share - basic and diluted	$ (0.27)	$ (0.37)	$ (1.24)	$ (1.39)
Weighted average common shares outstanding - basic and diluted	43,820,551	42,081,490	43,343,459	41,521,629

CONFORMIS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31, 2017	December 31, 2016
Assets	(unaudited)
Current Assets
Cash and cash equivalents	$18,348	$ 37,257
Investments	26,880	28,242
Accounts receivable, net	13,200	14,675
Inventories	9,184	11,720
Prepaid expenses and other current assets	2,246	3,954
Total current assets	69,858	95,848
Property and equipment, net	16,514	15,084
Other Assets
Restricted cash	462	300
Intangible assets, net	210	746
Goodwill	6,731	753
Other long-term assets	23	79
Total assets	$ 93,798	$ 112,810

Liabilities and stockholder's equity
Current liabilities
Accounts payable	$ 4,891	$ 5,474
Accrued expenses	7,720	8,492
Deferred revenue	305	305
Total current liabilities	12,916	14,271
Other long-term liabilities	651	164
Deferred tax liabilities	37	--
Deferred revenue	4,014	4,320
Long-term debt, less debt issuance costs	29,667	--
Total liabilities	47,285	18,755
Commitments and contingencies	--	--
Stockholders' equity
Preferred stock, $0.00001 par value:
Authorized: 5,000,000 shares authorized at December 31, 2017 and December 31, 2016, respectively, no shares outstanding as of December 31, 2017 and December 31, 2016.	--	--
Common stock, $0.00001 par value:
Authorized: 200,000,000 shares at December 31, 2017 and December 31, 2016; 45,528,519 and 43,399,547 shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively	--	--
Additional paid-in capital	486,570	476,486
Accumulated deficit	(436,821)	(382,930)
Accumulated other comprehensive income (loss)	(3,236)	499

Total stockholders' equity	46,513	94,055
Total liabilities and stockholders' equity	$ 93,798	$ 112,810